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                                                                  Exhibit 4.24


                              WARRANT CERTIFICATE


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES) OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                           EXERCISABLE ON OR BEFORE
                   5:30 P.M., DENVER TIME, JANUARY 25, 2000

No. W-1995(A)3                                                  15,000 Warrants


                              WARRANT CERTIFICATE


         This Warrant Certificate certifies that Mezzanine Capital Corporation Limited, or registered assigns, is the registered holder of 15,000 Warrants to purchase initially, at any time from January 26, 1995 until 5:30 p.m., Denver time, on January 25, 2000 ("Expiration Date"), up to 15,000 shares of Class A voting common stock, $.01 par value ("Common Stock") of CRYENCO SCIENCES, INC., a Delaware corporation (the "Company"), at the price per share of Common Stock equal to the Exercise Price set forth in the Warrant Agreement dated as of January 26, 1995 between the Company and Mezzanine Capital Corporation Limited (the "Warrant Agreement"), upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement. Payment of the Exercise Price shall be made by certified or official bank cashier's check payable to the order of the Company; PROVIDED, HOWEVER, that the Holder shall have the right, at his or its election, in lieu of delivering the Exercise Price in cash, to instruct the Company in the form of subscription to retain, in payment of the Exercise Price, a number of shares of Common Stock (the "Payment Shares") equal to the quotient of (i) the Exercise Price multiplied by the number of shares as to which the Warrant is then being exercised divided by (ii) the "Average Closing Price" as of the date of exercise and to deduct the number of Payment Shares from the shares to be delivered to the Holder. "Average Closing Price" means, as of any date, (x) if shares of Common Stock are listed on a national securities exchange, the average of the closing sales prices therefor on the largest securities exchange on

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which such shares are traded on the 10 trading days before such date, (y) if such shares are listed on the NASDAQ National Market System but not on any national securities exchange, the average of the closing sales prices therefor on the NASDAQ National Market System on the last 10 trading days before such date or (z) if such shares are not listed on either a national securities exchange or the NASDAQ National Market System, the average of the sales prices therefor on the last 20 trading days before such date.

         No Warrant may be exercised after 5:30 p.m., Denver time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

         The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders (the words "Holders" or "Holder" meaning the registered holders or registered holder) of the Warrants.

         The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the Holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; PROVIDED, HOWEVER, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the Holder as set forth in the Warrant Agreement to purchase the number of shares for the exercise price as so adjusted or any other rights set forth in the Warrant Agreement.

         Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

         Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the Holder hereof a new Warrant Certificate representing such unexercised Warrants.

         The Company may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.


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         All terms used in this Warrant Certificate which are defined in the
Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.


         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Date as of January 26, 1995


                                                   CRYENCO SCIENCES, INC.

[SEAL]

                                                   By: /s/ Alfred Schechter
                                                      ------------------------
                                                      Name:   Alfred Schechter
                                                      Title:  President


Attest:


/s/ Alison A. Murray
-----------------------
Name:   Alison A. Murray
Title:  Secretary



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